Exhibit 10.4
DELL INC.
Deferred Cash Replacement Agreement

1.    Purpose – Dell Inc., a Delaware corporation (the “Company”), previously granted to you one or more awards of units (the “Units”) representing the right to receive shares of the Company’s common stock (the “Shares”) identified in the Stock Plan Administrator’s online grant acceptance process (“Grant Summary”), under either the Dell Inc. 2012 Long-Term Incentive Plan or the Dell Inc. 2002 Long-Term Incentive Plan, as amended (each a “Plan” and together the “Plans”). In addition to the Grant Summary, each award was subject to the terms and conditions described in the applicable Stock Unit Agreement (“RSU”) or Performance-Based Stock Unit Agreement (“PSU”) between you and the Company (together, the “Stock Unit Agreements”) and the applicable Plan. The applicable Grant Summary stated the number of Units granted to you under the applicable RSU or PSU award. The Stock Unit Agreements were amended, effective as of April 17, 2013 (the “Amendment”), to provide certain benefits to you in the event of a Change in Control (as defined in the Amendment).

On October [●], 2013 (the “Effective Time”), the Company consummated the transaction contemplated by that certain Agreement and Plan of Merger, dated as of February 5, 2013 and amended as of August 2, 2013, with Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), and Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Intermediate (the “Merger”). The transaction resulted in the Company becoming a privately owned entity, and a subsidiary of Intermediate and Parent, neither of which has securities that trade on a national securities exchange. In addition, following the Effective Time, Parent is the sponsor of the Plans.

Pursuant to the terms of the merger agreement, (i) each RSU was converted into the right to receive cash equal in value to the per share consideration of $13.75 per Share (“Per Share Cash Value”) for each Unit, subject generally to continued time-based vesting as set forth in the applicable Stock Unit Agreement, and (ii) each PSU was treated as providing a fixed number of Units equal to the target number under the award, such that as of the Effective Time no additional Units could be earned under the PSU award, and each PSU thereafter was converted into the right to receive cash equal to the Per Share Cash Value for each Unit, subject generally to continued time-based vesting as set forth in the applicable Stock Unit Agreement.

In order to reflect the conversion of your Units outstanding under the Stock Unit Agreements into the right to receive cash, and the terms on which the cash consideration will be delivered or forfeited, the Company is amending and restating the Stock Unit Agreements (the “Prior Agreements”) into this Deferred Cash Replacement Agreement. You agree that each such Prior Agreement will be inapplicable to your Units treated as outstanding immediately prior to the Effective Time, and that the terms and conditions of each award is hereby superseded and replaced by this Deferred Cash Replacement Agreement as of the Effective Time.

2.    Vesting — The Company will pay you the Per Share Cash Value for each vested Unit, with such payment to be made on the applicable vesting date or as soon as administratively practicable thereafter; provided that in no event shall any such payment be delivered later than the fifteenth day of the third month following the end of the calendar year with respect to which the Units were earned and not subject to forfeiture. For purposes of vesting under this Deferred Cash Replacement Award, with respect to any PSU award, you are entitled to vest in an amount no greater than the target amount of Units under the award.

Each Unit with respect to a RSU will vest, and you will receive the Per Share Cash Value for each such Unit, in accordance with the time-vesting schedule in your applicable Grant Summary. Each Unit with respect to a PSU will be deemed to vest ratably on the last day of each fiscal year during the portion of the performance period (as set forth in the applicable Grant Summary) applicable to the Units that occurs following the Effective Date, and you will receive the Per Share Cash Value for each such Unit, in accordance with this time-vesting schedule and this Paragraph 2 (Vesting).

Notwithstanding the foregoing, if your “Employment” is terminated by the Company or your “Employer” without “Cause” (each as defined below) on or following the Effective Time and prior to the 24-month anniversary of the Effective Time, you will become 100% vested as of your date of Employment termination and the payment of the Per Share Cash Value for each Unit vesting upon the date of your Employment termination will be made within ten days following such date.

As used herein, the term “Cause” means: (a) a violation of your obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense that constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by you that constitutes poor performance, gross neglect, insubordination, willful misconduct, or a breach of the Company’s Code of Conduct or a fiduciary duty to the Company or its stockholders; or (d)  the determination by the senior management of the Company that you violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

3.    Expiration — Except as set forth in Paragraph 2 (Vesting) above, if your Employment terminates for any reason other than your death or Permanent Disability, any Units that have not vested as described above will expire at that time.

If your Employment is terminated by reason of your death or Permanent Disability, all outstanding Units will vest immediately and automatically upon such termination of Employment and the cash value of the Shares will be paid to you as soon as administratively practical and in all events within 60 days of such termination of Employment.

As used herein, the term "Employment" means your regular full-time or part-time employment with Parent, the Company or any Subsidiary of Parent, and the term "Employer" means Parent, the Company or the Subsidiary of Parent that employs you.

4.    Rights as a Holder; Supplemental Cash Payment — You will have no rights as a stockholder with respect to the Units. Each Unit has a fixed cash value equal to the Per Share Cash Value. In addition, for each Unit that vests you will receive a supplemental cash payment (“Dividend Equivalent”) at the same time as the Per Share Cash Value equal to the sum of (i) any unpaid dividend equivalents credited on your behalf to the Unit with respect to the payment by the Company of ordinary dividends on Shares prior to the Effective Time; and (ii) $0.13, which represents the special dividend equivalent payable in respect of the special dividend on Shares paid to stockholders of record of the Company as of October 28, 2013, subject to and contingent upon the payment of the special dividend.
5.    Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company or your Employer. You may pay such amounts in cash or make other arrangements satisfactory to the Company or your Employer for the payment of such amounts. You agree the Company or your Employer, at its sole discretion and to the fullest extent permitted by law, shall have the right to demand that you pay such amounts in cash or deduct such amounts from any payments of any kind otherwise due to you.
You agree that, subject to compliance with applicable law, the Company or your Employer may recover from you taxes that may be payable by the Company or your Employer in any jurisdiction in relation to this award. You agree that the Company or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes, including the withholding of the Per Share Cash Value or Dividend Equivalents, paying you a net amount of cash, recovering the taxes via payroll and direct invoicing. You further agree that the Company or your Employer may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

6.    Leaves of Absence — Subject to the Units remaining exempt from Code Section 409A or being compliant with Code Section 409A, if you take a leave of absence from active Employment that has been approved by the Company or your Employer or is one to which you are legally entitled regardless of such approval, the following provisions will apply:

A.    Vesting During Leave — Notwithstanding the vesting schedule set forth above, no Units will vest during a leave of absence other than an approved employee medical, FMLA or military leave. Notwithstanding the preceding sentence, vesting shall not be deferred for any approved leave of absence of less than 30 days. The vesting that would have otherwise occurred during a leave of absence other than an approved employee medical, FMLA or military leave will be deferred by the number of days you are on a leave of absence. For example, if your Units are scheduled to vest on August 1, 2014 through August 1, 2018, and you are on a 40 day leave of absence, the dates on which the vesting occurs will be deferred to September 10, 2014 through September 10, 2018.

B.    Effect of Termination During Leave — If your Employment is terminated during the leave of absence, the Units will expire or vest in accordance with the terms stated in Paragraph 3 (Expiration) above.

7.    Return of Value — By accepting this award, you agree that if the Company determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the 12-month period following the termination of your Employment, you shall be required, upon demand, to return to the Company, in the form of a cash payment, the gross value of the payments that were issued to you pursuant to this Agreement including any associated Dividend Equivalents (together, the “Returnable Value”). You understand and agree that the repayment of the Returnable Value is in addition to and separate from any other relief available to the Company due to your Conduct Detrimental to the Company.

For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if:

(1) you engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);
(2) you breach your obligations to the Company or another Employer with respect to confidential and proprietary information or trade secrets or breach any agreement between you and the Company or another Employer relating to confidential and proprietary information or trade secrets;
(3) you compete with Company (as described below); or
(4) you solicit Company’s Employees (as described below).

For purposes of this provision, you shall be deemed to “compete” with the Company if you, directly or indirectly:

•
Are a principal, owner, officer, director, stockholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

•	Are a partner or joint venturer in any business or other enterprise or undertaking with a Direct Competitor; or

•
Serve or perform work (including consulting or advisory services) for a Direct Competitor that is similar in any material way to the work you performed for your Employer during the 12-month period preceding the termination of your Employment.

You understand and agree that this provision does not prohibit you from competing with the Company but only requires repayment of the Returnable Value in the event of such competition.

For purposes of this provision, a “Company’s Employee” means any person employed by Parent, the Company or any of Parent’s Subsidiaries and “solicit Company’s Employees” means that you communicate in any way with any other person regarding (a) a Company Employee leaving the employ of Parent or any of its Subsidiaries; or (b) a Company Employee seeking employment with any other employer. This provision does not apply to those communications that are within the scope of your Employment that are made on behalf of your Employer.

The term “Direct Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by any Employer as of the date your Employment ends. By way of illustration, and not by limitation, at the time of execution of this Agreement, the following companies are currently Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, Cisco, NetApp, Juniper, Wipro, Tata Consulting Services, Xerox, Cognizant, EMC, Software House International, Insight (Software Spectrum), Softchoice, Computer Sciences Corporation and Digital River. You understand and agree that the foregoing list of Direct Competitors represents a current list of representative examples of Direct Competitors as of the date of execution of this Agreement and that other entities may become Direct Competitors in the future.

The Company shall have complete and absolute authority to construe and interpret the provisions of this Agreement, including but not limited to any determination as to whether you have engaged in “Conduct Detrimental to the Company.” Any such interpretations or determinations by the Company will be final, binding, and conclusive. Parent’s compensation committee, or its designee, is authorized to make determination under this Section 6 on behalf of the Company.

8.    Transferability — The Units are not transferable other than by will or the laws of descent and distribution.

9.    Section 280G – Section 15 of the Plan shall apply to all of your long-term incentive plan awards, including any awards under the Dell Computer Corporation 2002 Long-Term Incentive Plan or such plan as amended and restated as the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan.

10.     Incorporation of Plan — This award is made in settlement of the RSU or PSU award granted under the applicable Plan and is intended to incorporate the terms and conditions of the applicable Plan that governed the applicable RSU or PSU. All terms used herein with their initial letters capitalized shall have the meanings given them in such Plan unless otherwise defined herein. A copy of the applicable Plan is available upon request from the Company's Stock Plan Administrator.

11.    Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including email or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.

12.    No Right to Continued Employment — The granting of Units does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.

13.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — By having previously accepted the RSU or PSU award, you expressly acknowledged, and now renew your acknowledgment, that (a) the Plan is discretionary in nature and may be suspended or terminated by Parent at any time; (b) the grant of Units is a one-time benefit that does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units; (c) all determinations with respect to future grants, if any, including the grant date, the number of Units granted and the vesting dates, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) Units are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (g) the grant of this award gives rise to the Company’s need (on behalf of itself and its stockholders)

to protect itself from Conduct Detrimental to the Company, and your promises described in Paragraph 7 (Return of Value) above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company; (h) vesting of Units ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in the Plan or in this Agreement; and (i) you understand, acknowledge and agree that you will have no rights to compensation or damages related to Units in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.

14.    Data Privacy Consent — As a condition of the grant of the Units evidenced by this Agreement, you previously consented and now renew your consent to the collection, use and transfer of personal data as described in this paragraph. You understand that Parent and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in Parent or its Subsidiaries, and details of all Units, Shares, stock options or other equity awards, cancelled, exercised, vested or unvested (“Data”). You further understand that Parent and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that Parent and any of its Subsidiaries may each further transfer Data to any third parties assisting Parent in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.

15.    Governing Law and Venue — This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

16.    Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any Units that have not vested as described above will expire at that time and you agree to return to the Company an amount of cash equal to the Returnable Value of all payments theretofore made to you pursuant to this Agreement.

17.    Consent to Electronic Communications — You agree that the Company may provide you with any communications associated with this award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this award or notices or disclosures about a change in the terms and conditions of this award.

18.    Code Section 409A — This Agreement is not intended to constitute a “nonqualified deferred compensation plan” for purposes of Code Section 409A. Neither you nor the Company shall have the right to accelerate or defer the vesting and/or delivery of any Units if such action would cause this Agreement to be subject to Code Section 409A. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
__________________________________________________________________________________________________________________________________

Awarded subject to the terms and conditions stated above:

DENALI HOLDING INC.
By: ________________________

4